Exhibit 99.1

The St. Joe Company Reports First Quarter 2021 Results and Declares a Quarterly Dividend Of $0.08

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--April 28, 2021--The St. Joe Company (NYSE: JOE) (the “Company”) today announced revenue for the first quarter of 2021 increased 122% to $41.3 million as compared to $18.6 million for the first quarter of 2020. The increase was broad-based with a 262% increase in real estate revenue, a 98% increase in hospitality revenue and a 30% increase in leasing revenue. Operating income increased by $6.8 million to $5.5 million for the three months ended March 31, 2021 as compared to a loss of ($1.3) million for the three months ended March 31, 2020. Net income increased by $4.7 million to $3.2 million, or $0.05 per share, compared to a net loss of ($1.5) million, or ($0.03) per share, for the same period in 2020. The three months ended March 31, 2020 included a one-time gain of $4.3 million on land and mitigation credits contributed to the Company’s unconsolidated Sea Sound Apartments joint venture.

In the first quarter of 2021, the Company invested $37.2 million in capital projects. In addition, the Company paid $4.7 million in cash dividends. As of March 31, 2021, the Company had $147.9 million in cash, cash equivalents and investments.

On April 28, 2021, the Board of Directors declared a cash dividend of $0.08 per share on its common stock, payable on June 10, 2021 to shareholders of record as of the close of business on May 12, 2021.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We grew revenue by 122% in what historically has been the slowest quarter of the year. We believe that this is an indication of Northwest Florida becoming less seasonal and more of a year-round resort destination as well as an increase in the number of residents that are choosing to live here full-time. We believe these trends will continue and we have been positioning the Company accordingly by offering a wide range of products, pricing and experiences. Our residential segment sold 203 homesites in the first quarter of 2021 compared to 19 homesites in the first quarter of 2020 and placed 202 new residential homesites under contract, bringing the March 31, 2021 number of homesites under contract to 1,268 with 11 different builders. Our hospitality segment’s Watersound Club membership grew by a record 159 members in the quarter, bringing the total to 1,722 members as of March 31, 2021. Our commercial segment executed seven new commercial leases and leased nearly all the new apartment units that completed construction in the quarter, bringing the March 31, 2021 apartments under lease to 400.”

Mr. Gonzalez continued, “Our focus is on growth and continuing to increase our economy of scale efficiencies across and within our operating segments. We currently have under construction over 700 additional apartment units, 689 new hotel rooms, over 90,000 square feet of commercial space as well as other operating assets such as the Watersound Club amenity at Watersound Camp Creek, Bay Point Marina and Port St. Joe Marina. We have residential homesites currently in development, planning or engineering in 13 different communities.”

With respect to Latitude Margaritaville Watersound, Mr. Gonzalez added, “The opening of this new community is upon us. Site development on the initial homesites is underway. Completed models and the sales center are open for tours by future residents. Sales and construction of homes are expected to begin in a matter of days. The reservation interest is exceeding the planned number of homes available in the initial release.”

Mr. Gonzalez concluded, “Northwest Florida is being discovered by more people from more places than we have ever seen before. We are experiencing new homebuyers, vacationers and club members from geographic areas outside of our traditional markets, including from the West Coast, Midwest and Northeast. The combination of our strong brand, land holdings, fortress-like balance sheet, entitlements and operational muscle position us for sustainable growth not easily available to others. Our region is on the tipping point of multi-generational growth.”

Real Estate Revenue

Real estate revenue increased by approximately 262% to $21.0 million in the first quarter of 2021 as compared to $5.8 million in the first quarter of 2020. The Company sold 203 homesites at an average price of approximately $73,000 with gross margins of 50.8% in the first quarter of 2021 as compared to 19 homesites at an average price of approximately $113,000 with gross margins of 54.2% in the first quarter of 2020. The difference in the average sales price and gross margin was due to a mix of sales in different communities. In addition to the homesite sales for the first quarter of 2021, the Company had two home sales within the RiverCamps community totaling $1.0 million as compared to five commercial and rural land sales totaling $2.8 million for the first quarter of 2020.

As of March 31, 2021, the Company had 1,268 residential homesites under contract, which are expected to result in revenue of approximately $90,000 per base homesite price, excluding any applicable true-up, for a total of $114.0 million over the next several years as compared to 979 residential homesites under contract for a total of $91.0 million as of March 31, 2020. The trajectory in homesite sales since 2016 has been as follows:

2016: 106 - (full year)
2017: 174 - (full year)
2018: 202 - (full year)
2019: 379 - (full year)
2020: 509 - (full year)
2021: 203 - (Q1 - three months only)

Hospitality Revenue

Hospitality revenue increased by approximately 98% to $13.1 million in the first quarter of 2021 as compared to $6.6 million in the first quarter of 2020. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased visitor activity. The table below details hospitality revenue by month for the first quarter of 2021 and 2020.

	Q1 2021	Q1 2020	Percentage Change
Revenue:
January	$3.0	$1.7	76.5%
February	3.4	2.0	70.0%
March	6.7	2.9	131.0%
Total Quarter	$13.1	$6.6	98.5%

As of March 31, 2021, the Company had under construction a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport, a 75-room boutique inn and new Watersound Club amenities at Watersound Camp Creek and a 131-room HomeWood Suites hotel near the new Panama City Beach Sports Complex. In addition, the Company, with separate joint venture partners, has under construction a 255-room Embassy Suites hotel in the Pier Park area of Panama City Beach and an 85-room boutique hotel in Seagrove Beach. In December 2020, the Company announced the planned Hotel Indigo in Panama City’s downtown waterfront district expected to begin construction in 2021. The Company intends to operate these new hotels. In addition, Bay Point Marina and Port St. Joe Marina are in reconstruction and additional new marinas are in the planning process.

Leasing Revenue

Leasing revenue from commercial, retail, multi-family and other properties increased by approximately 30% for the first quarter of 2021 compared to the same period in 2020. This increase for the first quarter of 2021 was due to increased apartment leasing revenue, opening of the Watercrest senior living community and increased square feet under lease. COVID-19 continues to have minimal impact on the commercial segment. In the first quarter of 2021, the Company did not provide any rent abatements or rent deferrals and has now collected $0.2 million of the total $0.4 million of deferrals from the second and third quarter of 2020.

In the first quarter of 2021, the Company executed seven new commercial leases and signed 108 new apartment leases bringing total apartment units under lease to 400. As of March 31, 2021, the Company’s rentable space consisted of approximately 907,000 square feet of which approximately 780,000 was leased, compared to approximately 869,000 square feet as of March 31, 2020 of which approximately 743,000 was leased.

As of March 31, 2021, the Company, through consolidated joint ventures, had 414 completed apartment units. Of this amount, 240 apartment units were in Pier Park Crossings, which were 99% leased and 120 apartment units in Pier Park Crossings II, which were 96% leased. In addition, the Watersound Origins Crossings apartment community, which will consist of 217 apartment units, completed the initial buildings totaling 54 apartment units, of which 47 were leased. The Company, individually or through consolidated and unconsolidated joint ventures, has under construction three apartment communities totaling 703 additional units.

In addition, the Watercrest senior living community, consisting of 107 units, received its operational license in January 2021 and welcomed residents to the community. As of March 31, 2021, the first 21 units became occupied representing 20% of the community. The Company also has a multi-tenant commercial building and a self-storage facility under construction for a combined total of approximately 91,000 square feet of rentable space. The Company has executed leases on approximately 63,000 square feet of additional commercial spaces which are expected to begin construction in 2021.

Timber Revenue

Timber revenue decreased by approximately 16% to $1.6 million for the first quarter of 2021 as compared to $1.9 million in the first quarter of 2020 due to a decrease in sales of fill dirt. The price per ton of wood products increased by approximately 13% resulting in a 93.8% gross margin for the first quarter of 2021 as compared to 89.5% for the first quarter of 2020.

Other Operating and Corporate Expenses

Other operating and corporate expenses for the three months ended March 31, 2021 and 2020 were comparable. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company maintained cash, cash equivalents and investments of $147.9 million as of March 31, 2021 compared to $157.5 million at the beginning of the quarter, a decrease of $9.6 million. Of the $147.9 million, $110.0 million was invested in U.S. Treasury Bills and $17.0 million was invested in U.S. Treasury Money Market Funds. During the first quarter of 2021, the Company incurred a total of $37.2 million in capital expenditures and paid $4.7 million in cash dividends.

Financial data schedules in this press release include consolidated results, summary balance sheets, debt and other operating and corporate expenses for the first quarter of 2021 and 2020, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited) ($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2021	2020
Revenue
Real estate revenue	$21.0	$5.8
Hospitality revenue	13.1	6.6
Leasing revenue	5.6	4.3
Timber revenue	1.6	1.9
Total revenue	41.3	18.6
Expenses
Cost of real estate revenue	10.5	1.8
Cost of hospitality revenue	11.5	7.3
Cost of leasing revenue	2.7	0.6
Cost of timber revenue	0.1	0.2
Other operating and corporate expenses	7.1	6.9
Depreciation, depletion and amortization	3.9	3.1
Total expenses	35.8	19.9
Operating income (loss)	5.5	(1.3)
Investment income (loss), net	1.2	(1.6)
Interest expense	(3.6)	(3.3)
Other income, net	1.4	4.5
Income (loss) before equity in loss from unconsolidated affiliates and income taxes	4.5	(1.7)
Equity in loss from unconsolidated affiliates	(0.5)	(0.1)
Income tax (expense) benefit	(1.0)	0.5
Net income (loss)	3.0	(1.3)
Net loss (income) attributable to non-controlling interest	0.2	(0.2)
Net income (loss) attributable to the Company	$3.2	($1.5)
Net income (loss) per share attributable to the Company	$0.05	($0.03)
Weighted average shares outstanding	58,882,549	59,375,618

Summary Balance Sheet (Unaudited) ($ in millions)

	March 31, 2021	December 31, 2020
Assets
Investment in real estate, net	$569.2	$551.7
Investment in unconsolidated joint ventures	40.8	38.0
Cash and cash equivalents	52.3	106.8
Investments – debt securities	94.0	48.1
Investments – equity securities	1.6	2.6
Other assets	62.3	63.2
Property and equipment, net	27.4	20.8
Investments held by special purpose entities	205.8	206.1
Total assets	$1,053.4	$1,037.3

Liabilities and Equity
Debt, net	$169.7	$158.9
Other liabilities	76.9	72.0
Deferred tax liabilities, net	61.3	60.9
Senior Notes held by special purpose entity	177.4	177.3
Total liabilities	485.3	469.1
Total equity	568.1	568.2
Total liabilities and equity	$1,053.4	$1,037.3
Debt Schedule (Unaudited) ($ in millions – Net of issuance costs)

	March 31, 2021	December 31, 2020
Pier Park North joint venture	$44.0	$44.3
Pier Park Crossings joint venture	34.9	35.0
Watersound Origins Crossings joint venture	30.7	26.8
Watercrest joint venture	18.6	17.8
Pier Park Crossings II joint venture	17.2	15.7
Airport Hotel	7.0	3.4
Community Development District	6.3	6.3
Beckrich Building III	5.3	5.4
Beach Homes	1.5	1.5
Self-Storage Facility	1.5	--
Pier Park outparcel	1.4	1.4
WaterColor Crossings	1.3	1.3
Total debt, net	$169.7	$158.9

Other Operating and Corporate Expenses (Unaudited) ($ in millions)

	Quarter Ended March 31,
	2021	2020
Employee costs	$2.6	$2.4
401(k) contribution	1.2	1.2
Property taxes and insurance	1.4	1.2
Professional fees	0.8	1.2
Marketing and owner association costs	0.7	0.3
Occupancy, repairs and maintenance	0.1	0.2
Other	0.3	0.4
Total other operating and corporate expense	$7.1	$6.9

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2021 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; our continued cost discipline to maintain an efficient cost structure; our capital allocation initiatives, including the timing and amount of dividends; and timing of current developments and new projects in 2021. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the potential impacts of the ongoing COVID-19 pandemic; (2) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (3) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, senior living communities and hotels, some or all of which may be negatively impacted by the COVID-19 pandemic; (4) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; (5) significant decreases in the market value of our investments in securities or any other investments; (6) our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; (7) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (8) volatility in the consistency and pace of our residential real estate sales; (9) any downturns in real estate markets in Florida or across the nation; (10) any reduction in the supply of mortgage loans or tightening of credit markets; (11) our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; (12) our dependence on the real estate industry and the cyclical nature of our real estate operations; (13) our ability to retain commercial tenants, particularly in light of the COVID-19 pandemic; (14) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (15) changes in laws, regulations or the regulatory environment affecting the development of real estate; (16) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (17) our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (18) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (19) our ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (20) potential limitations on our ability to declare dividends at our expected rates, or at all; and (21) the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC, which can be found at the SEC’s website at www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2021, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.com